COACHMEN INDUSTRIES, INC.
423 N. Main • P.O. Box 30 • Middlebury, Indiana 46540 • 574/825-5821 • Fax 574/825-8141

NEWS RELEASE

For immediate release Monday, August 18, 2008

Coachmen Housing Group Announces
New Mortgage Program

All American Homes® and Mod-U-Kraf Homes®, both subsidiaries of the Coachmen Housing Group today announced the launch of a new initiative to help provide prospective home buyers with more options for the financing of the Company’s new homes.

All American Choice Mortgage will offer most types of home mortgages including construction-to-permanent loans to buyers purchasing new All American or Mod-U-Kraf homes through the Company’s network of 450 independent builders. A wide variety of customized mortgage plans will be available including options for buyers with more modest credit scores or borrowers with down payments of less than 20%.

Art Breitenstein, Vice President of Sales & Marketing for Coachmen’s Housing Group said the new program was designed to offer builders and their customers broader access to competitive mortgage financing quickly.  Home buyers will work with a mortgage consultant who will design a custom mortgage plan for the buyer based on their specific needs.

“We want our customers to know, despite what they see on television or read in the paper, that mortgage financing is still available at very competitive rates to average borrowers and that we can help them through the qualification process quickly and easily.  Most mortgage applications can be approved within 48 hours,” he added.

All American Choice Mortgage™ is a venture between American Home Bank, N.A. and Consolidated Building Industries, LLC, a subsidiary of Coachmen Industries, Inc. and allows no recourse against Coachmen.

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Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN® , GEORGIE BOYTM, SPORTSCOACH®  and VIKING® . Through ALL AMERICAN HOMES® and MOD-U-KRAF®, Coachmen is one of the nation’s largest producers of systems-built homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMSTM products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Company to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, dependence on significant customers within certain product types, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, current litigation relating to and Congressional inquiry surrounding the Company’s use of components containing formaldehyde in its products, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

 Thomas Gehl
 Secretary
 Coachmen Industries, Inc.
 574-825-8776

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